Exhibit (c)(2)

Presentation to the Board of Directors

Project Liberty

May 8, 2003

Table of Contents

Section
1	Executive Summary

2	Review of Liberty Business Plan

A	Qualitative Considerations

B	Financial Projections

C	Comparable Company Benchmarks

3	Preliminary Valuation Analysis

A	Analysis of Comparable Public Companies

B	Precedent M&A Transaction Analysis

C	Discounted Cash Flow Analysis

4	Preliminary Analysis of Potential Acquisition

Appendices

A	Stock Trading Data

B	Food & Drug Retailing Trading Multiples

C	Discounted Cash Flow and WACC Analyses

CONFIDENTIAL

Section 1

Executive Summary

Introduction

Bear Stearns is pleased to meet with the Board of Directors of Liberty.

•       Bear Stearns was engaged by the Company to review Liberty’s business, financial condition and prospects and report to the Board of Directors our preliminary perspectives regarding the Company’s current valuation.

•       As part of our engagement, we have conducted due diligence, working closely with senior management.

•     Held meetings with management to discuss the business, industry and operational and financial outlook for the Company.

•     Visited Liberty and competitive store locations in Manhattan and other markets.

•     Reviewed the Company’s business plan, including projections prepared by management, and other pertinent financial and operational information.

•       Our presentation today addresses the following primary topics:

•     Review of the Company’s business plan.

•     Preliminary valuation analysis of Liberty based on management’s projections and several valuation methodologies.

•     Assessment of the potential acquisition of “CD,” including how it may affect the valuation of Liberty.

Section 2

Review of Liberty Business Plan

Section 2-A

Qualitative Considerations

Overview of Financial Projections

Management provided Bear Stearns with projected financial statements for fiscal 2003-2007 (the “Projections”) as a basis for our valuation analysis.

Fiscal 2003 Assumptions

•       Consistent with estimates provided to the Board at the April 22nd Board Meeting.

•       Same store sales to increase 5.0% with front-end and pharmacy increases of 0.5% and 11.0%, respectively.

•       New store growth of 20 locations, 12 in the first half and 8 in the second half.

•       Three store closings, all in the first quarter.

•       Total year sales of $1.442 billion and EBITDA of $102.5 million (7.1% of sales).

•       Diluted E.P.S. of $1.25 (before $0.02 loss on debt retirement).

•       Cash capital spending of $40 million; Acquisition capital spending of $16.8 million.

•       Modest free cash flow of $0.7 million.

Fiscal 2004-2007 Assumptions

•       Same store sales growth approximating 7.0% (2.0% front-end and 12.0% pharmacy).

•       Continued low inflation.

•       17 net new stores per year through 2005 and 27 per year thereafter.

•       Front-end gross margin improvement from 40.1% in 2004 to 40.3% in 2007; Pharmacy gross margins remain constant at 21.9% from 2004 to 2007.

•       SG&A margin improvement from 15.2% of sales in 2004 to 14.7% in 2007.

•       EBITDA to grow to $156.8 million in 2007 (7.1% of sales), an 8.4% compound annual growth rate (CAGR) from 2002A.

•       Diluted E.P.S. to grow from $1.37 in 2004 to $1.91 in 2007, a CAGR of 11.8% (8.3% CAGR from 2002A).

•       Interest rates on senior debt to increase from current levels of 4.7% to 7.1% over the planning period.

•       Cash capital spending of $40 million per year through 2005 and $52 million thereafter; Acquisition capital spending of $14.0 million to $17.0 million annually through 2007.

•       Total debt to decline from $270 million at fiscal year end 2002 to $241 million at fiscal year end 2007.

Assessment of Strengths and Considerations

Liberty’s business plan should be considered in the context of the core strengths of the business, as well as industry and Company-specific risks.

Strengths	Considerations
• Well positioned in attractive, rapidly growing sector, with #1 market share in largest Rx market in the U.S.	• Concentrated geographic footprint magnifying exposure to weak New York economy.

• Substantial brand equity in a metropolitan market with a relatively attractive competitive landscape.	• Significant dependence on more cyclical front-end.

• Proven business model and real estate strategy in unique New York market.	• Potential saturation of Manhattan market and execution risk in replicating business model in other areas.

• Prime locations and high quality store base that has tripled in size since 1997.	• Potentially intensifying competitive threats, particularly from mail order and larger, national operators.

• Centrally located distribution facilities with capacity to support significant growth.	• Uncertain third party reimbursement outlook, particularly regarding Medicaid.

• Continued opportunities for sales and earnings growth.	• Pace of new store growth dependent on economic recovery and capital structure constraints.

• Experienced and proven management team.	• Potential adverse resolution to pending labor/union issues.

Economic Considerations

The timing of a sustained recovery of the New York City economy is a key factor underlying Liberty’s business plan.

•       February unemployment data indicated that New York City’s economy continues to experience significant job losses and unemployment remains higher than the national average (U.S. rate hit 6% in April).

Unemployment Rates(1)

	January 2003	February 2003	February 2002
United States	5.7%	5.8%	5.6%
New York City	8.6	8.8	7.5

•       Bear Stearns economists are predicting sustained improvement in the national economy (4% real GDP growth in the second half of 2003), which should help New York City’s recovery.

•     Resolution of some geopolitical uncertainty with the winding down of the war in Iraq.

•     Falling energy prices.

•     Potential fiscal stimulus from proposed tax cuts.

•     Improving corporate earnings.

•     University of Michigan consumer confidence index rising from 77.6 in March to 86.0 in April.

•       However, the labor market continues to be weak, with payrolls falling at an average rate of 87,000 jobs per month in Q1 2003 vs. a 24,000 monthly average over the last year.

Bear Stearns Economic Forecast(2)

	2002				2003
	Q1A	Q2A	Q3A	Q4A	Q1A	Q2P	Q3P	Q4P
Real GDP Growth	5.0%	1.2%	4.0%	1.4%	1.6%	3.3%	4.1%	4.2%
Unemployment Rate	5.6	5.8	5.8	5.9	5.8	6.0	6.0	5.9

(1)    Source: New York State Department of Labor.

(2)    Source: Bear Stearns Market Economic Forecast.

Potential Saturation of New York Metropolitan Market

Management has identified nearly 300 sites for potential new stores, with approximately 80% of the targeted sites located outside of Manhattan.

•       It should be noted that Outer Boroughs and Suburban stores have typically experienced slower maturation cycles, lower sales volumes and weaker contribution margins than Liberty’s Manhattan locations.

Current and Potential Liberty Locations

% of Potential Sites by Market Area

Source:  Liberty management.  Liberty store count is as of December 28, 2002.

(1)    Represents current stores plus potential new stores identified by management.

Third Party Reimbursement Outlook

Potential changes in third-party reimbursement policies represent an unknown variable hanging over the drug retailing industry.

•       Third parties, including insurance companies, HMOs and pharmacy benefit managers are all seeking to lower drug costs.

•       Third party payors represent approximately 90% of Liberty’s prescription sales.

•     The Company’s gross margins on third party prescription sales average approximately 20% vs. approximately 45% margins for cash-pay sales.

•       Among third party payors, potential reductions in state Medicaid reimbursement (22% of Liberty’s prescription sales) is perceived to be a particular threat to drug retailing margins.

•     State budget deficits are increasing pressure to constrain drug costs, and reduced reimbursement appears likely in some markets, including New York.

•       Management estimates that the current proposal being considered in New York State would result in an approximately $3 million annual reduction in Liberty’s gross profit.

•     However, no legislation has been finalized and the ultimate outcome remains uncertain.

•       While gross margins are expected to come under pressure from changes in Medicaid, Liberty management has indicated that it believes the Company could see volumes increase as independents exit the market or seek to sell their businesses.

Growing Mail Order Penetration

Mail order has been consistently increasing its share of the prescription drug market.

•       Mail order accounted for 18.3% of the $183 billion prescription drug market in 2002, up from 12.8% five years ago, and is projected to exceed 22% in 2007.

•     The projected figure could be greater depending on potential changes in Medicare and Medicaid.

Prescription Market Share by Channel(1)

•       Some drugstore chains have responded to the expected growth in mail order by starting up or acquiring their own mail order businesses.

•     Walgreens operates Walgreens Healthcare Plus and CVS operates a mail order business under the name PharmaCare Direct.

•     On April 28th, 2003, Longs acquired a mail service pharmacy operator, American Diversified Pharmacies, to enter this distribution channel.

(1)    Source: NACDS and Wall Street research dated October 14, 2002.

•       Management expects the risks presented by mail order to be mitigated by a number of factors.

•     Mail order does not effectively serve the new (vs. refill) prescription market (estimated to be 50% of total market) or the acute/short-term refill market (an estimated 30% of refill market).

•     As a result, mail order is primarily a threat to an estimated 70% of the refill market, or 35% of the total prescription market.

•     Furthermore, as independents lose share and potentially exit the market, Liberty will have opportunities to offset any volume losses.

•     In addition, Liberty’s urban focus and customers’ demand for convenience provide some insulation against mail order.

•       While mail order is not believed to be a significant near-term threat, in the medium-to longer-term, management has indicated that Liberty will have to be able to effectively address the mail order channel.

Section 2-B

Financial Projections

Summary of Management Projections

The following table summarizes the Projections provided to Bear Stearns by Liberty’s management.

•       Projections for 2003 represent the low-end of publicly disclosed management guidance.

	($ in millions, except per share data)
	Historical Fiscal Years			Projected Fiscal Years
	2000	2001	2002	2003P	2004P	2005P (53 wks)	2006P	2007P	2002-2007P CAGR
Income Statement Data
Total Sales	$1,000.1	$1,143.6	$1,274.5	$1,442.3	$1,616.0	$1,816.2	$1,985.2	$2,216.4	11.7%
Gross Profit	254.4	272.3	286.4	317.4	352.6	393.4	427.9	474.7	10.6
EBITDA	101.4	102.1	104.7	102.5	114.0	129.2	140.1	156.8	8.4
Operating Income	74.2	71.1	68.3	63.3	68.2	77.2	81.8	90.6	5.8
Interest Expense	35.9	27.6	17.9	13.9	13.9	14.2	14.2	14.2	(4.5)
Net Income	22.7	26.2	31.5	30.6	33.7	39.1	41.9	47.4	8.5
E.P.S.	$1.23	$1.20	$1.28	$1.25	$1.37	$1.58	$1.70	$1.91	8.3
Growth and Margins
Sales Growth	19.1%	14.3%	11.4%	13.2%	12.0%	12.4%	9.3%	11.6%
Gross Margin	25.4	23.8	22.5	22.0	21.8	21.7	21.6	21.4
EBITDA Margin	10.1	8.9	8.2	7.1	7.1	7.1	7.1	7.1
Operating Margin	7.4	6.2	5.4	4.4	4.2	4.2	4.1	4.1
E.P.S. Growth	NM	(2.5)	6.8	(2.3)	9.6	15.6	7.3	12.4
Cash Flow Data
Capital Expenditures	$29.8	$41.0	$47.6	$40.0	$40.0	$40.0	$52.4	$52.4
Lease Acquisitions/Cust. Lists	2.9	8.5	12.9	16.8	14.2	14.6	15.5	16.0
Free Cash Flow(1)	(10.6)	(22.3)	(18.0)	0.7	2.2	16.7	0.0	8.3
Total Debt	353.0	247.2	269.7	268.1	265.9	249.1	249.1	240.8
Store Data
Net New Stores	23	28	28	17	17	17	27	27
End of Period Stores	172	200	228	245	262	279	306	333

Note:  Excludes non-recurring charges, extraordinary charges and cumulative effect of changes in accounting principles.

(1)    Defined as cash flow from operating activities less cash flow from investing activities.

Summary of 2003E Quarterly Projections

The Projections for fiscal 2003 assume improved sales and earnings in the second half of the year.

	($ in millions, except per share amounts)
	Q1		Q2		Q3		Q4		Fiscal Year
	2002A	2003A	2002A	2003E	2002A	2003E	2002A	2003E	2002A	2003E
Income Statement Data
Sales	$305.8	$333.6	$324.8	$365.4	$312.8	$359.7	$331.1	$383.5	$1,274.5	$1,442.3
% Growth (over prior year)	12.5%	9.1%	11.1%	12.5%	11.9%	15.0%	10.3%	15.8%	11.4%	13.2%
E.P.S.	$0.22	$0.13	$0.41	$0.32	$0.33	$0.30	$0.34	$0.50	$1.28	$1.25
% Growth (over prior year)	58.7%	(41.4)%	14.4%	(22.0)%	22.2%	(9.1)%	(19.5)%	47.8%	6.8%	(2.3)%
Comp Store Sales Growth
Rx	15.8%	6.4%	13.0%	11.0%	13.2%	13.5%	8.0%	13.5%	12.1%	11.0%
Front-End	(1.3)	(2.0)	(1.2)	0.5	1.3	1.4	0.8	2.0	0.0	0.5
Total	5.3%	1.5%	4.3%	5.0%	6.0%	6.5%	3.8%	7.0%	4.8%	5.0%

•       Certain extraordinary factors adversely impacted Q1 results.

•     Easter shift to Q2.

•     Unusually harsh winter weather.

•     Geopolitical uncertainty.

•     Disruption/sales mix shift from Claritin becoming OTC.

•     Difficult prescription comparison caused by expiration of Medicaid temporary cards in April 2002.

•     Front-end weighted new store openings.

Projected Sales Growth

The Projections assume 17 net new stores through 2005, increasing to 27 net new stores in 2006 and 2007.

•       Total comp stores sales growth is projected to average approximately 6.5% over the projection period, including 2.0% on the front-end and 12.0% Rx growth from 2004 through 2007.

New Store Openings and Comp Growth Assumptions

	Historical Fiscal Years			Projected Fiscal Years
	2000	2001	2002	2003P	2004P	2005P	2006P	2007P
New Store Openings
Beginning of Period Stores	149	172	200	228	245	262	279	306
New Stores	24	31	32	20	17	17	30	30
Closed Stores	1	3	4	3	0	0	3	3
End of Period Stores	172	200	228	245	262	279	306	333

Comp Store Sales Growth
Rx	18.8%	16.6%	12.1%	11.0%	12.0%	12.0%	12.0%	12.0%
Front-End	1.8	0.6	0.0	0.5	2.0	2.0	2.0	2.0
Total	7.3%	6.3%	4.8%	5.0%	6.6%	6.8%	7.0%	7.2%

New Store Economics:  Historical vs. Projected

The Company is projecting new stores to ramp up more conservatively than in past years.

•       This assumption primarily reflects the growing number of stores to be opened outside of Manhattan, in markets where stores have historically achieved lower volumes and margins.

•     Liberty’s new store model implies after-tax ROICs of 10% by year 5, 12.5% by year 7 and 17% by year 10.

New Store Model

	($ in millions)
	Year 1	Year 2	Year 3	Year 4	Year 5
Sales per Store	$3.5	$3.7	$4.0	$4.2	$4.5
% Growth	-	6.9%	6.2%	6.4%	6.5%
Store Contribution Margin	3.7%	4.7	5.3	6.1	6.9
Average Total Invested Capital	$4.0	$4.2	$4.1	$4.0	$3.9
ROIC	7.3%	7.8%	8.4%	9.3%	10.2%

Historical Store Maturation

	($ in millions)
	Manhattan Avg. 1999-2002		Outer Boroughs Avg. 1999-2002		Suburban Avg. 1999-2002			Average
Age of Stores:	Sales per Store	Store Contribution	Sales per Store	Store Contribution	Sales per Store		Store Contribution	Sales per Store	Store Contribution
>3 Years Old	$7.8	14.4%	$7.4	12.4%	$3.2	(1)	5.7%	$6.1	12.1%
3 Years Old	6.8	13.1	6.4	12.7	4.4		7.2	5.9	11.5
2 Years Old	6.5	12.6	5.7	12.1	3.8		5.1	5.4	10.6
1 Year Old	5.0	8.9	4.5	8.3	3.2		3.5	4.2	7.3

(1)   Note: 2002 average for stores >3 years old was $3.8 million.

Projected Gross Margins

Liberty is projecting gross margins to decline as Rx comprises a greater percentage of total sales.

•       Prescription gross margins are projected to generally remain constant during the projection period, reflecting:

•     No change in Medicaid reimbursement, pending greater visibility on the ultimate outcome of the new Medicaid proposal.

•     Increase in generic dispensing rate by 1.5% to 2.0% annually.

•     5–6% annual drug inflation.

•     Increase in third party percentage of sales by approximately 1% per year.

•       Front-end gross margins are projected to increase from 38.9% in 2002 to 40.3% in 2007, reflecting:

•     More efficient pricing resulting from IT investments.

•     Increased private label penetration to approach industry average.

•     Growing one-hour photo business, loyalty card benefits and other merchandising initiatives.

•     Reduced shrink.

	($ in millions)
	Historical Fiscal Years			Projected Fiscal Years
	2000	2001	2002	2003P	2004P	2005P (53 wks.)	2006P	2007P
Sales Composition
Prescription Sales	$353.7	$448.0	$532.7	$637.5	$753.0	$877.3	$993.5	$1,142.8
% of Total	35.4%	39.2%	41.8%	44.2%	46.6%	48.3%	50.1%	51.6%
Front-End Sales	$646.4	$695.5	$741.8	$804.9	$863.0	$938.9	$991.6	$1,073.6
% of Total	64.6%	60.8%	58.2%	55.8%	53.4%	51.7%	49.9%	48.4%
Total Sales	$1,000.1	$1,143.6	$1,274.5	$1,442.3	$1,616.0	$1,816.2	$1,985.2	$2,216.4
Gross Margins
Prescription Gross Margin	21.2%	22.3%	21.9%	21.5%	21.9%	21.9%	21.9%	21.9%
Front-End Gross Margin	40.1	39.0	38.9	39.8	40.1	40.1	40.3	40.3
Occupancy Expense	(6.8)	(7.4)	(8.1)	(8.5)	(8.5)	(8.4)	(8.3)	(8.2)
Warehouse Expense	(1.3)	(1.3)	(1.3)	(1.2)	(1.3)	(1.3)	(1.2)	(1.2)
Total Gross Margin	25.4%	23.8%	22.5%	22.0%	21.8%	21.7%	21.6%	21.4%

Section 2-C

Comparable Company Benchmarks

Key Projection Assumptions vs. Peers (2003P–2007P)

We have compared several of Liberty’s key assumptions to long-term projections for Walgreens and CVS from Wall Street research.

•       Rx and front-end comp store sales growth is projected to be slightly better than CVS and lower than Walgreens.

Average Total Comp Store Sales

Average Rx Comp Store Sales

Average Front-End Comp Store Sales

Total Sales CAGR (2002A-2007P)

Source:  Wall Street research dated March 4, 2003 and March 24, 2003 for CVS and Walgreens, respectively.

Liberty is projecting prescription sales to account for approximately 52% of total sales in five years, as compared to approximately 70% for Walgreens and CVS.

Rx % of Sales

Gross Margins—Rx

Gross Margins-Front-End

Total Product Gross Margins(1)

Source:  Wall Street research dated March 4, 2003 and March 24, 2003 for CVS and Walgreens, respectively.

(1)   For comparability, includes warehouse expense and excludes occupancy expense.

Liberty’s projected 5-year E.P.S. CAGR of 8.3% compares to 13.3% for CVS and 15.1% for Walgreens.

EBITDA Margins

5-Year E.P.S. CAGR (2002A-2007P)

Inventory Turnover

ROIC

Source:  Wall Street research dated March 4, 2003 and March 24, 2003 for CVS and Walgreens, respectively.

Section 3

Preliminary Valuation Analysis

Summary of Preliminary Valuation Ranges

Bear Stearns used various valuation methodologies to derive a preliminary valuation range for Liberty.

•       The preliminary valuation ranges illustrated below do not include the potential impact of change of control or other off-balance sheet obligations, estimated by the Company to total approximately $45 million, or approximately $1.85 per share.

Implied Preliminary Valuation Ranges

Section 3-A

Analysis of Comparable Public Companies

Comparison of Food and Drug Retailing Trading Multiples

Liberty is trading at a P/E multiple below its peers and at a slight premium to the slower growth food retailers.

Price/CY2003E E.P.S.

Drugstores

Food Retailers

Source of E.P.S. estimates: First Call as of May 6, 2003, except Liberty which is based on the Projections.  Reflects stock prices as of May 6, 2003.

Note:  Food retailers include Albertsons (ABS), Kroger (KR), Pathmark (PTMK), Safeway (SWY) and Winn-Dixie (WIN).

Liberty is trading near CVS on an enterprise value to LTM EBITDA basis.

•       Rite Aid’s multiple is impacted by leverage of 6.2x LTM EBITDA as well as an EBITDA figure that reflects below industry average operating performance.

Enterprise Value/LTM EBITDA

Drugstores

Food Retailers

Note:      Food retailers include Albertsons (ABS), A&P (GAP), Ingles (IMKTA), Kroger (KR), Marsh (MARSA), Pathmark (PTMK), Ruddick (RDK), Safeway (SWY), Winn-Dixie (WIN) and Weis Markets (WMK).  Reflects stock prices as of May 6, 2003.

Historical Drugstore Valuation Trends

The publicly-traded drugstore chains are trading below their average P/E multiples of the last five years.

•       Liberty’s current P/E multiple of 11.5x compares to its average of 24.2x since it went public.

Historical Forward P/E Multiples 1998—2003 YTD

Sources: Company press releases, public filings, First Call and FactSet.  Forward P/E multiple is price divided by forward fiscal year estimated earnings at each point in time.

Similarly, trailing EBITDA multiples are significantly below the respective five-year averages.

•       Liberty’s current EV/LTM EBITDA multiple of 6.4x compares to its average of 10.4x since its IPO.

Historical EV/LTM EBITDA Multiples 1998—2003 YTD

Sources: Company press releases, public filings, First Call and FactSet.

Factors Impacting Sector Valuations

The decline in multiples within the industry is likely attributable to numerous recent trends.

•       Slowing front-end sales growth.

•     Weak economy and intense competition from multiple channels.

•     Q1 2003 also reflects the shift in Easter and severe winter weather in the Northeast.

Comp Store Sales Growth—Front-End

	2000	2001	2002	Q1 2003	2003P
Liberty	1.8%	0.6%	0.0%	(2.0)%	0.5%
CVS	1.1	1.2	2.3	(2.7)	0.3
WAG	3.6	2.2	2.9	0.8	0.6

•       Slowing prescription sales growth.

•     Increase in generic substitution.

•     Pricing pressure from third party payors.

•     Higher required co-pays.

•     Fewer new drug approvals (17 in 2002 vs. 30—40 annually in late 90’s).

Comp Store Sales Growth—Pharmacy

	2000	2001	2002	Q1 2003	2003P
Liberty	18.8%	16.6%	12.1%	6.4%	11.0%
CVS	17.7	13.0	11.7	7.1	8.1
WAG	19.0	17.6	16.3	13.3	13.8
Rx $Growth(1)	15.8%	12.7%	11.3%	NA	11.0%
Rx Unit Growth(1)	5.9	5.0	4.3	1.0	—

Note:  CVS and Walgreens projections are from Wall Street research dated March 4, 2003 and March 24, 2003, respectively.

(1)   Source:  NACDS, Wall Street research dated April 17, 2003.

•       Declining gross margins.

•     Lower margin prescription sales growing faster than the front-end.

•     Increasing pricing pressure from third party payors.

•     Challenging pricing environment in light of weak economy and multi-channel competition.

Product Gross Margins(1)

	2000	2001	2002	Q1 2003	2003P
Liberty	32.2%	31.2%	30.5%	29.5%	30.5%
CVS	26.7	25.6	25.1	25.4	25.3
WAG	27.1	26.7	26.7	27.8	27.2

•       These factors have resulted in diminished expectations for earnings growth over the next five years.

•     5-year E.P.S. growth expected by Wall Street research has generally trended downward, as have P/E multiples and implied P/E to Growth (PEG) ratios.

Projected E.P.S. Growth(2)

	2000				2001				2002				Current
	LT E.P.S. Growth	Avg. 2000 P/E		Avg. PEG Ratio	LT E.P.S. Growth	Avg. 2001 P/E		Avg. PEG Ratio	LT E.P.S. Growth	Avg. 2002 P/E		Avg. PEG Ratio	LT E.P.S. Growth	2003 P/E		PEG Ratio
Liberty	22.5%	20.8	x	0.9	25.0%	23.1	x	0.9	19.0%	16.3	x	0.9	18.0%	11.5	x	0.6
CVS	17.2	23.7		1.4	16.8	22.3		1.3	10.3	17.3		1.7	12.2	13.7		1.1
WAG	15.4	41.9		2.7	17.5	41.4		2.4	17.9	34.1		1.9	16.7	27.5		1.6

Note:  CVS and Walgreens projections are from Wall Street research dated March 4, 2003 and March 24, 2003, respectively.

(1)   For comparability, includes warehouse expense and excludes occupancy expense.

(2)   Source:  First Call as of May 6, 2003.

Company-Specific Valuation Considerations

Liberty’s multiple contraction likely reflects industry-wide trends as well as Company-specific issues.

•       Risks of geographic concentration have come to light recently like never before.

•     September 11th and Wall Street correction uniquely impacted Liberty’s business vs. non-New York focused operators.

•     One market focus exposes Company to event risks such as this winter’s harsh weather and additional potential terrorist attacks.

•       Earnings disappointments and numerous revisions to guidance have resulted in investor and analyst skepticism.

•     Fiscal 2002 guidance was ultimately lowered to $1.28–$1.31 from $1.64–$1.68 at the start of the year.

•     Fiscal 2003 guidance has been revised from $1.40–$1.50 disclosed in January to $1.25–$1.35 disclosed in April.

•     The First Call consensus estimate for 2003 is $1.20, slightly below the low end of guidance.

Fiscal Year Guidance Revisions

	Fiscal 2002 Guidance					Fiscal 2003 Guidance
	At Q1 2002	At Q2 2002	At Q3 2002	At 1/21/03	Reported	At 1/21/03	At Q1 2003
E.P.S.	$1.64–$1.68	$1.45–$1.55	$1.43–$1.46	$1.28–$1.31	$1.28	$1.40–$1.50	$1.25–$1.35
Total Comps	NA	6–7.5%	5–6%	NA	4.8%	5–7%	4–5.5%

•       Greater percentage of sales from front-end creates greater cyclicality risk vs. comparables.

•     While margins are higher, growth is slower, more cyclical and faces intense competition from multiple channels.

•     By 2007, the Projections indicate Liberty will derive approximately 48% of sales from the front-end vs. approximately 30% for Walgreens and CVS.

Front-End % of Total Sales(1)

	20001A	2002A	2003P	2004P	2005P	2006P	2007P
Liberty	60.8%	58.2%	55.8%	53.4%	51.7%	50.1%	48.4%
CVS	38.1	36.9	35.8	36.1	33.0	31.5	30.0
WAG	42.5	40.1	37.4	35.0	32.8	30.7	28.8

•       Lower returns on invested capital than large cap peers.

•     New, less mature stores comprise larger percentage of total store base.

•     Approximately 35% of Liberty’s stores have been opened in last three years vs. 11% for CVS and 28% for Walgreens.

•     Slower maturation for new store openings given economic slowdown and more non-Manhattan locations.

•     Less efficient working capital management.

•     Working capital as percentage of sales is 16.7% for Liberty vs. 8.3% for CVS and 6.5% for Walgreens.

•     Decrease in sales growth and margins since 2000 resulting in smaller offset to relatively high fixed occupancy costs.

(1)   CVS and Walgreens projections are from Wall Street research dated March 4, 2003 and March 24, 2003, respectively.

•       ROIC = (NOPAT/Revenue) x (Revenue/Total Invested Capital).

•     While Liberty’s after-tax operating margins are higher than its peers, its asset utilization is less efficient.

NOPAT/Revenue

Revenue/Total Invested Capital

ROIC

2003E ROIC Minus WACC

Note

:  CVS and Walgreens projections are from Wall Street research dated March 4, 2003 and March 24, 2003, respectively.

Outlook for Industry Multiples

While there are numerous issues dampening valuations in the sector, long-term industry trends remain favorable.

•       The long-term projected growth of the prescription drug market is still very attractive and should accelerate from the recent slowdown for a number of reasons.

•     Aging of U.S. population.

•     Cycling of generic substitution.

•     Increased new drug approvals.

•     Potential Medicare reform.

Projected Growth of Prescription Drug Market	($ in billions)

% Growth	15.8%	12.7%	11.3%	11.0%	11.0%	11.0%	12.0%	13.0%

Source:  Wall Street research dated October 14, 2002 and NACDS.

•       Margin pressures should be somewhat mitigated by a number of factors.

•     Impact of generic substitution, with $34 billion in branded drugs coming off patent over the next five years.

•     Economic recovery should eventually help the front-end.

•     Private label initiatives, loyalty card programs, improved labor productivity and other efficiencies will likely yield margin benefits to well-run operators.

•       While competition will likely remain intense, chains with leading market shares should be well positioned to take advantage of an improving economy.

•       Liberty may also experience multiple expansion as earnings visibility improves and the Company begins to more consistently meet its public guidance.

•       As a result, we expect industry multiples may gradually increase, however, the potential for multiple expansion should be considered in a historical context.

Multiple Trends Since 1991: Enterprise Value/LTM EBITDA

	1991–1996		1997–1999		2000–2001		2002–Current		1991–Current
Drug Retailer Index Average(1)	8.2	x	12.2	x	11.2	x	8.7	x	9.7	x
Drug Retailer Index Average excl. WAG	7.3		11.4		8.7		7.2		8.6
Food Retailer Index Average(2)	7.4		9.4		8.4		6.2		8.0

•       In addition to a strong economy and greater perceived growth prospects, the multiple expansion of the late 1990’s also reflects the significant consolidation that occurred in the food and drug retailing industries.

•     A number of large chains merged, often at double digit EBITDA multiples.

•     As the bulk of consolidation has now transpired, acquisition activity has more recently been focused on small chains and individual stores.

•       Based on the foregoing considerations, we believe there may be some multiple expansion to come, however, we do not expect multiples to return to their highs achieved in the late 1990’s.

(1)   Includes: Arbor Drugs (acquired in 1998), CVS, Longs, Revco (acquired in 1997), Thrifty Payless (acquired in 1996) and Walgreens.

(2)   Includes: Albertsons, Kroger and Safeway.

Comparable Company Analysis Preliminary Valuation Range

Based on the Company’s projected E.P.S. and EBITDA, our analysis suggests a preliminary valuation range for the Company of $12.50 to $22.00 per share.

	($ in millions, except per share data)
	Current Valuation				Valuation in One Year				Valuation at FYE 2006
	Low		High		Low		High		Low		High
P/E Multiples:
FY +1 E.P.S. (2003P, 2004P, 2007P)	$1.25		$1.25		$1.37		$1.37		$1.91		$1.91
Relevant Multiple Range (Current: 11.5x)	10.0	x	16.0	x	10.0	x	16.0	x	10.0	x	16.0	x
Implied Stock Price	$12.50		$20.00		$13.70		$21.92		$19.10		$30.56
Value Today(1)	$12.50		$20.00		$12.12		$19.40		$12.23		$19.57

LTM EBITDA Multiples:
LTM EBITDA (3/03, 12/03, 12/06)	$99.5		$99.5		$102.5		$102.5		$140.1		$140.1
Relevant Multiple Range (Current: 6.4x)	6.0	x	8.0	x	6.0	x	8.0	x	6.0	x	8.0	x
Implied Enterprise Value	$597.0		$796.0		$615.1		$820.1		$840.5		$1,120.6
Less: Net Debt (as of 3/03, 12/03, 12/06)	282.7		282.7		268.1		268.1		249.1		249.1
Implied Equity Value	$314.3		$513.2		$347.0		$552.0		$591.3		$871.5
Implied Stock Price(2)	$12.84		$20.45		$14.14		$21.91		$23.40		$33.94
Value Today(1)	$12.84		$20.45		$12.51		$19.39		$14.98		$21.74

(1)   For valuation in one year and at FYE 2006, the implied stock price is discounted back to May 2003 at the Company’s estimated cost of equity of 13.0% as calculated by the Capital Asset Pricing Model.

(2)   Based on 24.0 million common shares and net options calculated in each case assuming 2.6 million total options outstanding with a weighted average exercise price of $11.71.  Assumes options to be exchanged in the Fall of 2003 have an exercise price equal to Liberty’s current stock price.

Section 3-B

Precedent M&A Transaction Analysis

Precedent M&A Transaction Preliminary Valuation Range

Based on precedent M&A transactions in the industry, our analysis suggests a preliminary valuation range for the Company of approximately $15.00 to $26.00 per share.

•                    There have been a limited number of large, recent acquisitions in the drugstore industry.

•                    As M&A multiples typically reflect the market environment at the time of a given transaction, our range reflects current M&A and equity market conditions.

	($ in millions)
	Range of LTM EBITDA Multiples
	6.5x	7.0x	7.5x	8.0x	8.5x	9.0x	9.5x
LTM EBITDA	$99.5	$99.5	$99.5	$99.5	$99.5	$99.5	$99.5
Implied Enterprise Value	$646.7	$696.5	$746.2	$796.0	$845.7	$895.5	$945.2
Less: Net Debt	282.7	282.7	282.7	282.7	282.7	282.7	282.7
Implied Equity Value	$364.0	$413.7	$463.5	$513.2	$563.0	$612.7	$662.5
Equity Value per Share(1)	$14.80	$16.68	$18.57	$20.45	$22.33	$24.21	$26.08

(1)          Based on 24.0 million common shares outstanding and 2.6 million options at a weighted average exercise price of $11.71.  Assumes options to be exchanged in the Fall of 2003 have an exercise price equal to Liberty’s current stock price.

Selected Drugstore M&A Transactions

Jean Coutu Group’s purchase of 80 stores from Osco in December 2001 was the last significant acquisition in the sector.

•                    Recent activity has more commonly involved larger operators acquiring independents and smaller chains.

($ in millions)
Announcement Date	Acquiror	Target	Transaction Value	LTM EBITDA Multiple		Rationale
12/06/01	Jean Coutu Group	80 Osco Stores	$240	10.6	x	Expand Brooks Pharmacy business in Northeast
11/18/99	KKR-led Investor Group	Shoppers Drug Mart	1,766	7.6		Establish #1 market share in Canada
10/12/99	Katz Group	Snyder Drug Stores	NA	NA		Platform for entry into the U.S. drugstore market
09/15/99	Longs Drug Stores	38 Rite-Aid Stores	186	NA		Expand market share in Northern California
11/24/98	JC Penney	Genovese Drug Store	492	13.8		Enter New York metropolitan market
02/09/98	CVS	Arbor Drugs	1,391	18.5		Establish presence in the Detroit metropolitan area
06/27/97	Rite Aid	K&B Drugs/Harco	340	12.0		Increase market share in the South
06/07/97	DLJ Merchant Banking	Duane Reade	350	9.4		Significant market share in #1 U.S. market
01/27/97	CVS	Revco DS	3,802	10.0		Increase presence in New England and Northeast
11/04/96	JC Penney	Eckerd	3,290	10.3		Solidify position in the Sun Belt
10/28/96	Revco D.S.	Big B	429	16.1		Gain significant presence in the southeastern U.S.
10/14/96	Rite Aid	Thrifty Payless	2,277	9.3		Establish presence on West Coast
07/10/96	Thrift Drug (JC Penney)	Fay’s	345	10.4		Expand JC Penney’s Thrift Drug chain
12/27/94	Rite Aid	Perry Drug Stores	219	8.0		Establish presence in the Detroit metropolitan area
04/04/94	Revco DS	Hook-SupeRx	598	7.0		Increase market penetration and expand territory

	Average			11.0	x
	Median			10.0

Section 3-C

Discounted Cash Flow Analysis

Preliminary Discounted Cash Flow Analysis

A DCF analysis of the Projections implies a preliminary valuation range for Liberty of $15.50 to $25.50 per share, depending on the assumed EBITDA terminal multiple and Weighted Average Cost of Capital (WACC).

Implied Equity Value Per Share

	Trailing EBITDA Terminal Multiple
WACC	6.0x	6.5x	7.0x	7.5x	8.0x
9.0%	$17.50	$19.48	$21.47	$23.45	$25.43
9.5	16.96	18.91	20.85	22.79	24.73
10.0	16.44	18.34	20.25	22.15	24.05
10.5	15.93	17.80	19.66	21.52	23.38
11.0	15.43	17.26	19.09	20.91	22.73

Implied Perpetual Growth Rate of Normalized FCF(1)

	Trailing EBITDA Terminal Multiple
WACC	6.0x	6.5x	7.0x	7.5x	8.0x
9.0%	5.9%	6.1%	6.3%	6.5%	6.6%
9.5	6.3	6.6	6.8	7.0	7.1
10.0	6.8	7.1	7.3	7.5	7.6
10.5	7.3	7.6	7.8	7.9	8.1
11.0	7.8	8.0	8.3	8.4	8.6

(1)          Defined as Terminal Value * WACC - FCF / Terminal Value + FCF.  The implied perpetual growth rate is used to check the reasonableness of the EBITDA Terminal Multiple assumption.

Section 4

Preliminary Analysis of Potential Acquisition

Overview of Opportunity

Liberty is participating in the auction process for CD, a privately held drug and general merchandise retailer operating in the densely populated northern and central New Jersey markets.

•                    Liberty has submitted a preliminary indication of interest proposing to acquire CD for between $90 million and $100 million.

•                Liberty is now conducting more extensive due diligence on the business.

•                    CD is owned principally by an investment group led by BancBoston Ventures and Harvest Partners, and including CEO Frank Martin.

•                    CD operates two retail formats under the Drug Fair and Cost Cutters banners.

•                Liberty management has indicated to us that it plans to acquire all of CD and then seek to sell the Cost Cutters business.

Summary Financial and Operating Data

	($ in millions)
	Drug Fair	Cost Cutters	Combos	Consolidated
Format	38 large format drugstores	10 general merchandise stores	4 Cost Cutters with adjacent Drug Fairs	52 stores
Rx% of Sales	52%	0%	37%	42%
Avg. Store Size (sq. ft.)	16,874	29,516	29,295	20,260

LTM Sales	$227.7	$88.4		$316.1
LTM EBITDA	16.9(4-Wall)	9.2(4-Wall)		15.3

Proposed Purchase Price Multiples and EBITDA Reconciliation

A $95.0 million purchase price for CD implies a multiple of 6.2x fiscal 2002A EBITDA, or 4.6x after $5.1 million of potential pre-tax synergies as estimated by Liberty management.

•                    If Liberty were to subsequently sell Cost Cutters for an assumed $30.0 million, the adjusted purchase price would imply a multiple of 5.8x for the Drug Fair assets.

Purchase Price Calculation	($ in millions)

Purchase Price of CD	$95.0
Multiple of Consolidated EBITDA	6.2	x
Multiple of Consolidated Adjusted EBITDA	4.6

Assumed Proceeds from Sale of Cost Cutters	$30.0
Multiple of Cost Cutters EBITDA	3.3	x

Adjusted Purchase Price for Drug Fair	$65.0
Multiple of Drug Fair Adjusted EBITDA	5.8	x

Fiscal 2002 EBITDA Reconciliation	($ in millions)

Consolidated EBITDA	$15.3
Drug Fair 4-Wall EBITDA	$16.9
Corporate Overhead	(10.8)
Preliminary Synergy Estimate	5.1
Drug Fair Adjusted EBITDA	$11.2

Cost Cutters 4-Wall EBITDA	9.2
Consolidated Adjusted EBITDA	$20.4

Preliminary Overview of Proposed Transaction

We have preliminarily analyzed the proposed acquisition of CD, assuming Cost Cutters is subsequently sold for $30 million.

Sources and Uses

Sources	($ in millions)
Purchase Price of CD	$95.0

Total Sources	$95.0

Uses	($ in millions)
Proceeds from Sale of Cost Cutters	$30.0
Revolver Borrowings	65.0
Total Uses	$95.0

Pro Forma Capitalization

	($ in millions)
	Liberty as of March 29, 2003
	Actual		Pro Forma
Cash	$1.3		$2.8

Bank Debt	$81.1		$146.1
Other Debt	202.9		202.9
Total Debt	$284.0		$349.0

Total Debt/LTM EBITDA	2.9	x	3.2	x

Preliminary Pro Forma Combined Projections

The proposed acquisition, including the assumed sale of Cost Cutters, is accretive to E.P.S. in fiscal 2004, the first full year of combined operations.

•                    Fiscal 2003 assumes a half year contribution from Drug Fair.

	($ in millions, except per share data)
	2003E	2004P
Sales
Liberty	$1,442.3	$1,604.8
Drug Fair	113.1	231.2
Total Sales	$1,555.4	$1,836.0

EBITDA
Liberty	$102.5	$113.9
Drug Fair	5.6	11.3
Total EBITDA	$108.1	$125.2
% Margin	6.9%	6.8%

Total Operating Income	$67.6	$76.7
% Margin	4.3%	4.2%

Interest Expense
Liberty Stand-Alone	$13.9	$13.9
Incremental Expense	1.6	3.3
Pro Forma Interest Expense	$15.5	$17.2

Pro Forma Net Income	$32.3	$36.9

Pro Forma E.P.S.	$1.32	$1.50
Stand-Alone Liberty E.P.S.	1.25	1.37
% Accretion/(Dilution)	5.5%	9.5%

Source: Projections reflect management estimates.

Appendices

Appendix A

Stock Trading Data

Stock Price Performance and Trading Data Since IPO

Liberty’s stock has closed between $11.35 and $45.00 since its IPO, and recently closed at $14.38.

February 10, 1998—May 6, 2003

Selected Trading Statistics(1)

	Stock Price Data
	Since IPO	Last 12 months	Last 6 months	Last 3 months	Last month
High Closing Price	$45.00	$35.50	$19.40	$14.50	$14.50
Average Closing Price	27.76	18.83	14.85	12.80	13.43
Low Closing Price	11.35	11.35	11.35	11.35	12.45
Average Daily Volume	201,796	382,503	333,048	310,189	350,855

(1)          As of May 6, 2003.

Comparative Stock Price Performance

Liberty’s stock price had outperformed the broader market and most of its peer group prior to the Company’s earnings warning in July 2002.

May 6, 1998—May 6, 2003

Market Data and Capitalization

Liberty’s recent closing stock price of $14.38 implies a market capitalization of approximately $353 million and an enterprise value of approximately $636 million.

•                    Liberty has reached an agreement for a new $200 million asset-based credit facility to replace its existing senior credit facility.

Market Statistics

	(in millions, except per share data)

Stock Price at 05/06/03	$14.38
Fully Diluted Shares Outstanding(1)	24.544
Market Value of Equity	$352.9
Plus: Net Debt	282.7
Total Enterprise Value (TEV)	$635.7

Price/
LTM E.P.S. ($1.19)	12.1	x
2003P E.P.S. ($1.25)(2)	11.5

TEV/
LTM EBITDA ($99.5)	6.4	x
2003P EBITDA ($102.5)(2)	6.2

Book Capitalization

	($ in millions)
	As of March 29, 2003
Cash	$1.3

$80.0 million Revolver due 2/04	$17.0
Term Loan A due 2/04	4.0
Term Loan B due 2/07	60.1
Total Bank Debt	$81.1

Capital Leases	1.8
2.15% (3.75%) Sr. Convertible Notes due 4/22	201.0
Total Debt	$284.0

Stockholders’ Equity	333.0
Total Capitalization	$617.0

Total Debt/LTM EBITDA	2.9	x
Adj. Debt/LTM EBITDAR(3)	5.4

(1)          Based on 24.0 million common shares outstanding and 0.5 million shares underlying in-the-money options per 10-K dated December 31, 2002 (2.6 million options with average exercise price of $18.75).

(2)          Based on the Projections.

(3)          Defined as (total debt + 8x 2002 rent expense) divided by (EBITDA + 2002 rent expense).

Wall Street Commentary

Wall Street analysts have adopted a “wait and see” attitude with respect to Liberty, with the three highlighted below all forecasting 2003 E.P.S. to be at the low-end or below publicly disclosed management guidance.

Analyst/Firm:	John Heinbockel/Goldman Sachs	Stephen C. Chick/J.P. Morgan	Monica Aggarwal/Merrill Lynch
Report Date:	April 25, 2003	April 28, 2003	April 24, 2003
Rating:	Outperform	Overweight	Sell
Price at Report Date:	$13.06	$12.59	$14.44
E.P.S. Estimates:	2003: $1.20 2004: $1.40	2003: $1.15 2004: $1.25	2003: $1.25 2004: $1.45

Comments:

•   Liberty continues to battle a poor macroeconomic environment, not to mention less-than-optimal weather, in Metro New York.

•   We are reducing our 2003 estimate $0.15 to $1.20, below the low end of management’s new guidance.

•   However, we continue to believe that the NY market is fundamentally attractive.  It is large, dense and competitively benign  (with many independents and no discounters).

•   Liberty’s reduced new store expansion program will drive STRONG profit gains once the top-line starts to recover.

•   The shares represent compelling value for a 13-15% grower.

•   Notwithstanding last week’s depressed results, there are some positives to point to with respect to Liberty.

•   Op. cash flow increased yoy, while 35% of the chain’s Capex target has been spent, which ought to alleviate pressures on FCF heading further into 2003.

•   We are bringing our 2003 E.P.S. estimate from $1.25 to $1.15 to reflect a more conservative stance with respect to the New York economy.

•   Although Liberty’s operating results have been less than encouraging, we continue to rate the stock Overweight, given valuation.

•   Valuation reflects merely one multiple point above that of supermarkets, while we still think Liberty’s prospects are better than that of food retailers.

•   These results (Q1 2003) are disappointing as our expectation already had built in weak comps of 1.5%.

•   The company is once again guiding down earnings from $1.40 to $1.50 to $1.25 to $1.35.

•   However, we still believe there could be further risk to their new guidance if the negative front end trends do not reverse in the second half of the year.

•   Given a string of earnings disappointments and continued further risk to earnings numbers, we reiterate our Sell recommendation.

Ownership Profile

Credit Suisse First Boston owns approximately 2.1 million shares through its merchant bank and asset management divisions.

Shareholders	Shares	% Outstanding
Top 10 Institutional Shareholders
Westport Asset Management, Inc.	2,438,160	9.2%
T. Rowe Price Associates, Inc.	2,431,900	9.1
Credit Suisse First Boston, Inc.	2,174,082	8.2
Alliance Capital Management, Inc.	1,131,290	4.3
Shapiro Capital Management Co., Inc.	1,058,650	4.0
Fidelity Management & Research Co.	993,205	3.7
Frontier Capital Management Co., Inc.	936,100	3.5
Mazama Capital Management LLC	758,766	2.9
Provident Investment Counsel, Inc.	756,606	2.8
Dimensional Fund Advisors, Inc.	750,600	2.8
Top Ten Institutions	13,429,359	50.5%
Other Institutions	8,906,593	33.5
Total Institutional Ownership	22,335,952	83.9%
Retail/Other	1,533,388	5.8
Public Float	23,869,340	89.7%
Directors and Executive Officers(1)	1,747,053	6.6
Other Employee Options	984,534	3.7
Fully Diluted Shares Outstanding	26,600,927	100.0%

Sources:  Bloomberg as of May 6, 2003; FactSet as of May 6, 2003; Proxy dated May 8, 2003; and 10-K dated December 28, 2002.

(1)          Includes 1,578,651 options.  Option count includes 500,656 options tendered by Directors and Officers.

Appendix B

Food & Drug Retailing Trading Multiples

Food and Drug Retailing Trading Multiples

The tables below provide additional valuation and financial data for publicly traded food and drug retailers.

U.S. Drug Retailers

	($ in millions, except per share data)
	LTM Financial Data					Stock Price and Valuation Data
Company	Revenue	EBITDA Margin	Debt/ EBITDA		Same Store Sales Growth(1)	Stock Price 5/06/2003	% of 52-week High	Market Cap.	TEV	TEV/LTM EBITDA		2003 P/E(2)
CVS	$24,524	6.4%	0.7	x	3.9%	$26.33	73.9%	$10,388	$10,848	6.9	x	13.7	x
Liberty	1,302	7.6	2.9		1.5	14.38	40.5	353	636	6.4		11.5
Longs Drug Stores	4,426	3.5	1.2		1.2	16.10	49.9	601	744	4.9		16.3
Rite Aid	15,801	3.9	6.2		4.7	3.82	96.7	2,007	5,918	9.5		NM
Walgreens	30,564	7.0	0.0		7.7	32.96	83.5	34,166	33,483	15.6		27.5
Average		5.7%	2.2	x	3.8%		68.9%			8.7	x	17.3	x

Alternative Formats

	LTM Financial Data					Stock Price and Valuation Data
Company	Revenue	EBITDA Margin	Debt/ EBITDA		Same Store Sales Growth(1)	Stock Price 5/06/2003	% of 52-week High	Market Cap.	TEV	TEV/LTM EBITDA		2003 P/E(2)
BJ’s Wholesale Club	$5,860	5.0%	0.0	x	1.6%	$15.71	34.0%	$1,093	$1,060	3.6	x	11.4	x
Costco	40,226	3.7	0.9		4.0	34.87	83.3	16,950	16,753	11.2		21.3
Wal-Mart	244,524	7.0	1.5		2.7	55.91	94.3	246,245	270,250	15.8		27.7
Whole Foods	2,833	8.7	0.7		10.5	61.77	99.2	4,151	4,129	16.8		35.1
Wild Oats	919	4.4	1.1		2.9	10.80	65.7	327	359	8.9		28.5
Average		5.8%	0.8	x	4.3%		75.3%			11.3	x	24.8	x

(1)          Represents latest reported quarterly same store sales growth.

(2)          Source:  First Call consensus estimates, except Liberty which is based on the Projections.

U.S. Regional Food Retailers

	($ in millions, except per share data)
	LTM Financial Data					Stock Price and Valuation Data
Company	Revenue	EBITDA Margin	Debt/ EBITDA		Same Store Sales Growth(1)	Stock Price 5/06/2003	% of 52-week High	Market Cap.	TEV	TEV/LTM EBITDA		2003 P/E(2)
A&P	$10,794	2.4%	3.5	x	0.5%	$6.58	25.1%	$253	$980	3.7	x	NM
Ingles Markets	1,952	6.2	4.9		(1.3)	9.76	75.1	222	800	6.6		NA
Marsh	1,654	3.6	3.9		(3.8)	13.92	85.5	108	307	5.1		NA
Pathmark	3,938	4.5	3.7		(1.6)	7.79	33.3	234	876	5.0		14.8
Penn Traffic	2,369	3.7	4.1		(2.4)	1.20	11.0	24	342	3.9		NA
Ruddick	2,695	6.8	1.0		1.1	14.51	80.7	677	751	4.1		11.3
Weis Markets	1,999	6.4	0.0		1.4	31.45	79.6	855	808	6.4		NA
Winn-Dixie	12,298	4.4	0.6		(2.0)	12.60	61.8	1,774	1,994	3.6		8.7
Average		4.8%	2.7	x	(1.0)%		56.5%			4.8	x	11.6	x

U.S. Multi-Regional Food Retailers

	LTM Financial Data					Stock Price and Valuation Data
Company	Revenue	EBITDA Margin	Debt/ EBITDA		Same Store Sales Growth(1)	Stock Price 5/06/2003	% of 52-week High	Market Cap.	TEV	TEV/LTM EBITDA		2003 P/E(2)
Ahold	$82,447	6.8%	2.8	x	0.6%	$6.18	25.6%	$5,754	$21,564	3.9	x	4.8	x
Albertsons	35,626	7.7	2.0		(0.8)	20.71	58.4	7,704	12,918	4.7		10.1
Delhaize Group	23,466	7.4	2.8		(1.0)	23.60	45.4	2,185	6,645	3.8		NA
Kroger	51,760	7.2	2.3		(1.2)	14.38	60.4	11,086	19,489	5.2		8.8
Safeway	32,575	9.3	2.7		(1.8)	18.60	42.5	8,336	16,473	5.4		8.7
Average		7.7%	2.5	x	(0.8)%		46.4%			4.6	x	8.1	x

(1)          Represents latest reported quarterly same store sales growth.  Ahold and Delhaize Group same store sales growth is for U.S. operations.

(2)          Source:  First Call consensus estimates.

Appendix C

Discounted Cash Flow and WACC Analyses

Free Cash Flow Analysis

The table below summarizes the calculation of free cash flows used to conduct the DCF.

Projected Cash Flows

	($ in millions)
	Projected Fiscal Years
	2003P	2004P	2005P	2006P	2007P
Revenue	$954.4	$1,616.0	$1,816.2	$1,985.2	$2,216.4
Annual Growth	NM	12.0%	12.4%	9.3%	11.6%
EBITDA	$73.0	$114.0	$129.2	$140.1	$156.8
Annual Growth	NM	11.2%	13.3%	8.4%	11.9%
EBIT	$47.8	$68.2	$77.2	$81.8	$90.6
Less: Unlevered Cash Taxes @ 38.0%	(18.2)	(25.9)	(29.3)	(31.1)	(34.4)
Plus: Changes in Net Deferred Taxes(1)	1.2	2.1	2.4	2.6	2.9
NOPAT	$30.8	$44.3	$50.2	$53.3	$59.1
Annual Growth	NM	NA	13.3%	6.0%	10.9%
Plus: Depreciation and Amortization(2)	$25.2	$45.8	$52.0	$58.3	$66.2
Less: Capex/Lease Acquisitions/Customer Lists	(30.8)	(54.2)	(54.6)	(67.9)	(68.4)
Changes in Working Capital(1)	(8.8)	(18.4)	(15.0)	(27.5)	(31.2)
Free Cash Flow to the Unlevered Firm (FCFF)	$16.4	$17.6	$32.7	$16.2	$25.6
Annual Growth	NM	7.1%	85.9%	(50.5%)	58.7%

Note: Fiscal 2003P represents projected results for May through December based on quarterly projections.

(1)          2003P is estimated based on percentage of sales.

(2)          Includes non-cash charges.

Weighted Average Cost of Capital Calculation

Selected U.S. Drug Store Retailers

	($ in millions)
	Adjusted Equity Beta(1) (BE)		Cost of Equity(2)	WACC	Equity Value (E)	Total Debt (D)	Preferred Stock & Min. Interest (P)	Equity/ Enterprise Value	Total Debt, Pfd. & Minority Interest/ Enterprise Value	Unlevered Beta(3)
CVS	0.91	x	11.1%	10.3%	$10,387.7	$1,108.2	$0.0	90.4%	9.6%	0.85	x
Longs Drug	0.77		11.0	9.5	600.7	183.8	0.0	76.6	23.4	0.63
Walgreens	0.89		10.2	10.2	34,166.3	0.0	0.0	100.0	0.0	0.89
Overall Average(8)	0.86	x	10.7%	10.0%				89.0%	11.0%	0.88	x
Liberty	0.95	x	13.0%	9.2%	$355.6	$284.0	$0.0	55.6%	44.4%	0.64	x

Assumptions

		Weighted Average Cost of Capital(4)					Levered Cost of Equity(2)
		Unlevered		Target Debt/Enterprise Value			Target Debt/Enterprise Value
		Beta		20.0%	30.0%	40.0%	20.0%	30.0%	40.0%
Pretax Cost of Debt (KD)	7.1%
Risk-Free Rate(RF)(5)	4.3
Equity Risk Premium (RM-RF)(6)	7.0	0.60	x	9.8%	9.5%	9.1%	11.2%	11.6%	12.3%
Size Premia (SP)(7)	2.1	0.70		10.5	10.1	9.7	12.0	12.5	13.3
Tax Rate (TR)	38.0	0.80		11.1	10.7	10.3	12.8	13.4	14.2

Actual Debt/Current EV	44.4%
Cost of Equity	13.0
WACC	9.2

Note:  Equity and enterprise values reflect stock prices as of May 6, 2003.

(1)          Source: Bloomberg.  Represents two year weekly Adjusted Beta compared to the S&P 500.

(2)          Cost of Equity = Risk-Free Rate (RF) + Equity Beta (BE) * Equity Risk Premium (RM - RF) + Size Premia (SP).

(3)          Unlevered Beta = BE / (1+ (D * (1-TR) + P) / E).

(4)          WACC = [RF + BE * (RM-RF) + SP) * %E] + [KD * (1-TR) * %D].  Assumes pretax cost of debt remains constant.

(5)          Risk-Free Rate based on interpolated U.S. Treasury Yield as of May 6, 2003.

(6)          Source: 2002 Ibbotson SBBI Yearbook.  Based on the differences of large company total arithmetic mean returns minus long-term government bond income returns from 1926-2001.

(7)          Cost of equity premia based on equity market capitalization.

(8)          Unlevered beta represents weighted average based on total capitalization.